Exhibit 99.1

NEWS RELEASE

Green Plains Announces Redemption of 5.75% Convertible Senior Notes Due 2015

OMAHA, NEB. (GLOBE NEWSWIRE) – February 14, 2014 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has given notice of its intention to redeem all of the outstanding 5.75% Senior Convertible Notes due 2015 (CUSIP 393222AB0) (the “2015 Convertible Notes”) pursuant to the provisional “optional redemption” right in the indenture governing the 2015 Convertible Notes. As of February 13, 2014, there was $90.0 million aggregate principal amount of the 2015 Convertible Notes outstanding.

Any 2015 Convertible Notes outstanding on March 20, 2014 will be redeemed in cash for 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. The 2015 Convertible Notes are convertible at any time prior to 5:00 p.m. Eastern time on March 19, 2014 into shares of Green Plains common stock. The current conversion rate is 72.5846 shares per $1,000 principal amount, including the make whole shares (equivalent to a conversion price of approximately $13.78). Green Plains will make an adjustment to the conversion rate as a result of a recently announced cash dividend on its common stock immediately after the record date of February 28, 2014. On February 13, 2014, the closing price for Green Plains common stock was $24.70.

A Notice of Redemption was distributed to all registered holders of the 2015 Convertible Notes on February 14, 2014.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes over one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and in its subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark; VP—Investor & Media Relations, Green Plains Renewable Energy. (402) 884-8700